Exhibit 99 - Press Release

For Immediate Release

Roy, Utah – December 5, 2007 – UPLIFT NUTRITION, INC. (Pink Sheets-UPNT), announced today the attainment of a number of significant benchmarks toward  achieving UPLIFT NUTRITION, INC.’s  ultimate goal of evolving from the development stage to a profitable stage.

Mr. Bruce Miller* has been appointed Vice President of Marketing and Sales.  Mr. Miller is a 32-year veteran of the retail food industry who got his start working at a small local grocery store in Ogden, Utah.  In 1999, he retired as vice president of sales and merchandising of Smith’s Food and Drug.  “I believe our ACTIVE UPLIFTTM product is positioned to garner a large share of the healthy alternative energy drink market, “said Mr. Miller.  “The advantages of non caffeine/ sugar energy drinks are now recognized by the health community.  We expect the demand for these types of products to increase rapidly.  My goal is to make ACTIVE UPLIFTTM the first choice for a healthy alternative energy drink.”

With perhaps the most significant accomplishment to date, Gary Lewis*, President of UPLIFT NUTRITION reports the Company has recently shipped its first order of product to a large California retailer.  “We are pleased to tell our shareholders and customers that ACTIVE UPLIFTTM will now be available in 100 plus retail outlets in southern California.  The 130-case order represents gross revenue to UPLIFT of over $10,000, with a possible return to the supermarket chain of over $20,000, based on a suggested retail price of $15.95 per fifteen-pack box.”  Mr. Lewis stated, “Our advertising campaign, which is being launched in conjunction with the first shipment will let the public know that there is a new healthy energy drink on the market.

Jessica Stone Rampton *, the Company’s Chief Science Officer and creator of ACTIVE UPLIFTTM said, “We are thrilled to launch retail sales of ACTIVE UPLIFTTM in the Southern California market.  Statistically California consumers are more health conscious buying 41% more health and supplement products compared with the national average.  This provides an ideal environment for the product to gain market share.  We plan to add our hot drink formula to the existing cold drink in future orders.  Both formulas provide a full day’s vitamin and mineral supply for adults in addition to giving a caffeine/sugar free energy boost.”

Additionally, on November 2, 2007, the Company filed a Form 10-SB registration statement with the U.S. Securities and Exchange Commission, for the purpose of making the company fully reporting.

UPLIFT NUTRITION (UPNT) is a Utah based developer, manufacturer and distributor of health food products developed by a team of scientists, researchers and health experts led by Jessica Stone Rampton.

* For complete resumes on the above people, please visit the Company’s website at www.upliftnutrition.com.

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors.  Without limitation, these risks and uncertainties include the Company’s dependence on its ability to market this, or any other product the Company may attempt now or in the future.  Readers should review and consider the various disclosures made by the Company in its reports to its shareholders and Securities Exchange Commission.

For further information contact:

Gary Lewis – President

801-721-4410

www.upliftnutrition.com